Exhibit 10.3
EXECUTION VERSION
EMPLOYEE MATTERS AGREEMENT
among
CADBURY PLC
CADBURY SCHWEPPES, PLC
and
DR PEPPER SNAPPLE GROUP, INC.
Dated as of May 1, 2008

TABLE OF CONTENTS

PAGE
ARTICLE 1

SCOPE AND DEFINITIONS

Section 1.01 Scope	1
Section 1.02 Definitions	2
Section 1.03 Interpretation	5

ARTICLE 2

ASSIGNMENT OF EMPLOYEES

Section 2.01 Active Employees	6
Section 2.02 Former Employees	6
Section 2.03 Employment Law Obligations	7
Section 2.04 Employee Records	7

ARTICLE 3

EQUITY COMPENSATION PLANS

Section 3.02 Share Option Plans	9
Section 3.03 Long Term Incentive Plan	10
Section 3.04 Bonus Share Retention Plan	10
Section 3.05 International Share Award Plan	11
Section 3.06 Employee Share Option Plans	11
Section 3.07 Responsibility for Tax Withholding, Reporting, and Social Insurance Contributions	12
Section 3.08 No Change of Control	12
Section 3.09 Compliance with Section 409A	12

ARTICLE 4

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 4.01 General Principle	12
Section 4.02 Establishment of DPSG Plans	14
Section 4.03 Transfer of Assets and Liabilities	14
Section 4.04 Service Credit	14
Section 4.05 Plan Administration	15
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PAGE
ARTICLE 5

U.S. PENSION PLAN SPIN-OFF

Section 5.01 General Principle	16
Section 5.02 Determination and Transfer of Initial Transfer Amount	16
Section 5.03 Determination of the Final Pension Transfer Amount	17
Section 5.04 True-Up Adjustment	18
Section 5.05 Form and Selection of Assets to be Transferred	18

ARTICLE 6

U.S. 401(K) PLAN

Section 6.01 General Principle	18
Section 6.02 Transfer of Accounts	19
Section 6.03 Funding of 2008 Matching Contribution	19

ARTICLE 7

U.S. WELFARE BENEFIT PLANS

Section 7.01 General Principle.	20
Section 7.02 Establishment of DPSG Plans	20
Section 7.03 Insurance Contracts	21
Section 7.04 Third Party Vendors	21

ARTICLE 8

FRINGE BENEFIT AND OTHER U.S. PLANS AND PROGRAMS

ARTICLE 9

WORKERS COMPENSATION AND UNEMPLOYMENT COMPENSATION

ARTICLE 10

COMPENSATION MATTERS AND GENERAL BENEFIT AND EMPLOYEE MATTERS

Section 10.01 Restrictive Covenants in Employment and Other Agreements	22
Section 10.02 Severance	22
Section 10.03 Accrued Vacation Days Off	23
Section 10.04 Leaves of Absence	23
Section 10.05 Cadbury Obligations	23
Section 10.06 Collective Bargaining Agreements	23
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EMPLOYEE MATTERS AGREEMENT
          THIS EMPLOYEE MATTERS AGREEMENT dated as of May 1, 2008 among Cadbury Schweppes, plc, a United Kingdom public limited company incorporated in England and Wales with the registered number 0052457 and whose registered office is at 25 Berkley Square, London W1J 6HB (“Cadbury”), Dr Pepper Snapple Group, Inc., a Delaware corporation (“DPSG”) and, solely for the purposes of Section 10.05, Cadbury plc, a United Kingdom public limited company incorporated in England and Wales with the registered number 0052457 and whose registered office is at 25 Berkley Square, London W1J 6HB (“Cadbury plc”). Each of Cadbury and DPSG is sometimes referred to herein as a “Party” and together, as the “Parties”.
RECITALS
          WHEREAS, Cadbury, Cadbury plc and DPSG have entered into a Separation and Distribution Agreement as of the date hereof (the “Separation Agreement”) pursuant to which (i) Cadbury will become a wholly-owned subsidiary of Cadbury plc; (ii) Cadbury and/or one or more members of the Cadbury plc Group will, collectively, retain or acquire beneficial ownership of all of the Cadbury plc Assets and Assume all of the Cadbury plc Liabilities and DPSG and/or one or more members of the DPSG Group will, collectively, retain or acquire beneficial ownership of all of the Beverages Assets and Assume all of the Beverages Liabilities (as such terms are defined in the Separation Agreement); and (iii) DPSG will distribute to the holders of Cadbury plc Ordinary Shares on a pro rata basis, without any consideration being paid by such holders, all of the outstanding shares of Common Stock, par value $0.01 per share, of DPSG..
          WHEREAS, in connection with the Distribution, Cadbury, Cadbury plc and DPSG desire to enter into this Employee Matters Agreement as a complement to the Separation Agreement.
          NOW THEREFORE, in consideration of the mutual covenants contained herein and in the Separation Agreement, Cadbury, Cadbury plc and DPSG hereto agree as follows:
ARTICLE 1
SCOPE AND DEFINITIONS
          Section 1.01 Scope. Notwithstanding anything to the contrary contained herein (i) this Agreement shall not apply with respect to any Employee whose primary employer within the Cadbury Group or DPSG Group is or was an entity domiciled in Mexico and (ii) the terms of this Agreement shall apply only to the extent relevant with respect to the appropriate treatment of any Employee whose primary employer within the Cadbury Group or DPSG Group is or was an entity domiciled in a country other than Canada or the U.S. (including Puerto Rico). For the avoidance of doubt, any relevant portions of this Agreement shall apply with respect to the Employees listed on Schedule 1.01(i) hereof (who are Employees who are or have been located

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outside the U.S., but are or have been covered under U.S. compensation and benefit plans and arrangements).
          Section 1.02 Definitions. Unless otherwise defined herein, each capitalized term shall have the meaning specified for such term in the Separation Agreement. As used in this Agreement:
          “Agreement” means this Employee Matters Agreement together with those parts of the Separation Agreement referenced herein, all Schedules hereto and all amendments, modifications and changes hereto and thereto.
          “BSRP” means the Cadbury Schweppes Bonus Share Retention Plan 2004.
          “Business Day” means any day, other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law to close.
          “Cadbury 401(k) Plan” means the Cadbury Adams Holdings LLC Employees’ Savings Incentive Plan.
          “Cadbury Business Employee” means any individual who is, immediately prior to the Distribution, employed by Cadbury or any of its Subsidiaries or Affiliates and is not a DPSG Business Employee.
          “Cadbury Committee” shall mean the Remuneration Committee of the Board of Directors of Cadbury or another duly authorized committee of the Board.
          “Cadbury Employee Share Schemes” means the BSRP, the LTIP, the ISAP, the Share Option Plans and the Employees Share Option Plans.
          “Cadbury Initial Price” shall mean the market value (within the meaning of section 272(3) of the UK Taxation of Chargeable Gains Act 1992) of Cadbury plc Ordinary Shares on the first day of dealings in Cadbury plc Ordinary Shares on the London Stock Exchange following the Scheme becoming effective or such other value of a Cadbury plc Ordinary Share on or about that date as the Cadbury Committee may agree with HMRC for the purposes of determining the number of Cadbury plc Ordinary Shares over which replacement options may be granted as referred to in clause (i) of the definition of Exchange Ratio.
          “Cadbury Final Price” shall mean the market value (within the meaning of section 272(3) of the UK Taxation of Chargeable Gains Act 1992) of Cadbury Ordinary Shares on the last day of dealings in Cadbury Ordinary Shares immediately prior to the Scheme becoming effective or such other value of a Cadbury Ordinary Share on or about that date as the Cadbury Committee may agree with HMRC for the purposes of determining the number of Cadbury Ordinary Shares over which a replacement option may be granted as referred to in clause (i) of the definition of Exchange Ratio.
          “Cadbury Non-ERISA U.S. Benefit Arrangement” means any Non-ERISA U.S. Benefit Arrangement sponsored or maintained by Cadbury.

          “Cadbury Ordinary Shares” means the ordinary shares of 12.5 pence each in the capital of Cadbury.
          “Cadbury Pension Plan” means the Cadbury Adams Holdings LLC Personal Pension Account Plan, the Cadbury Adams Holdings LLC Supplemental Executive Retirement Plan and the Cadbury Adams Holdings LLC Pension Equalization Plan.
          “Cadbury Pension and Welfare Benefit Plan” means any Pension Plan or Welfare Plan sponsored or maintained by Cadbury or a Cadbury Subsidiary.
          “Cadbury plc Ordinary Shares” means the ordinary shares of Cadbury plc.
          “Cadbury Retiree Medical Plan” means that portion of the Cadbury Health and Welfare Benefits Plan that provides post-employment medical benefits beyond those required to be provided pursuant to COBRA. This includes the Cadbury Schweppes $25,000 Retiree Health Plan and the Cadbury Schweppes Retiree Health Plan.
          “Cadbury Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are expected to be directly or indirectly owned by Cadbury immediately after the Distribution.
          “Circular” means the circular and explanatory statement dated March 19, 2008 to the holders of Cadbury Ordinary Shares.
          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Part 6 of Subtitle B of Title I of ERISA and at IRS Code Section 4980B, as amended.
          “Code” means the U.S. Internal Revenue Code of 1986, as amended.
          “Distribution” shall have the meaning set forth in Section 1.01 of the Separation Agreement.
          “Distribution Date” shall have the meaning set forth in Section 1.01 of the Separation Agreement.
          “DPSG Business Employee” means any individual who is, immediately prior to the Distribution, employed by DPSG or any of their respective Subsidiaries. A DPSG Business Employee may not be a Cadbury Business Employee.
          “DPSG Legacy Equity Plans” shall mean one or more plans adopted by DPSG and approved by Cadbury, as sole shareholder of DPSG, under the authority of which the DPSG equity awards described in Article 3 shall be issued.
          “DPSG Non-ERISA U.S. Benefit Arrangement” means any Non-ERISA U.S. Benefit Arrangement sponsored or maintained by DPSG.

          “DPSG Pension and Welfare Benefit Plan” means any Pension Plan or Welfare Plan sponsored or maintained by DPSG or a DPSG Subsidiary.
          “DPSG Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are expected to be directly or indirectly owned by DPSG immediately after the Distribution.
          “Employee” means any Cadbury Business Employee or Former Cadbury Employee or DPSG Business Employee or Former DPSG Employee.
          “Employees Share Option Plans” means the Cadbury Schweppes plc US Employees Share Option Plan 2005 and the Cadbury Schweppes plc Americas Employees Share Option Plan 2005.
          “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
          “Exchange Ratio” means:
(i)	where an option granted under a Cadbury Employee Share Scheme, or a part thereof, which is approved by HMRC, is exchanged for an option over Cadbury plc Ordinary Shares, the ratio agreed by HMRC for determining the number of Cadbury plc Ordinary Shares over which the replacement option is granted; and

(ii)	where an option or award granted under any other Cadbury Employee Share Scheme, or a part thereof, is exchanged or converted into an option or award over Cadbury plc Ordinary Shares or DPSG Common Stock, such ratio as is determined by the Cadbury Committee which is, in its opinion, consistent with the ratio referred to in clause (i) or the basis for determining the ratio in clause (i).
          “FMLA” means the U.S. Family Medical Leave Act, as amended.
          “Former DPSG Employees” has the meaning set forth in Section 2.02(c).
          “Former Cadbury Employees” has the meaning set forth in Section 2.02(b).
          “HMRC” means HM Revenue & Customs.
          “IRS” means the U.S. Internal Revenue Service.
          “ISAP” means the Cadbury Schweppes International Share Award Plan.
          “LTIP” means the Cadbury Schweppes Long Term Incentive Plans 1997 and 2004.

          “Non-ERISA U.S. Benefit Arrangement” means any contract, agreement, policy, practice, program, plan, trust or arrangement, other than a Pension Plan or Welfare Plan, providing for benefits, perquisites or compensation of any nature to any Employee, or to any family member, dependent or beneficiary of any such Employee, including, without limitation, disability, severance, health, dental, life, accidental death and dismemberment, travel and accident, tuition reimbursement, vacation, sick, personal or bereavement days, holidays, retirement, deferred compensation, profit sharing, bonus, stock-based compensation or other forms of incentive compensation.
          “Pension Plan” means any pension plan as defined in Section 3(2) of ERISA, without regard to Section 4(b)(4) or 4(b)(5) of ERISA.
          “Scheme” means the proposed scheme of arrangement under Section 425 of the United Kingdom Companies Act 1985 between Cadbury and its shareholders as set forth in the Circular.
          “Share Option Plans” means the Cadbury Schweppes Share Option Plan 2004 and the Cadbury Schweppes (New Issue) Share Option Plan 2004.
          “Welfare Plan” means any employee welfare plan as defined in Section 3(1) of ERISA, without regard to Section 4(b)(4) of ERISA.
          “WARN” means the U.S. Workers Adjustment Retraining and Notification Act, as amended and any applicable state or local law equivalent.
          Section 1.03 Interpretation. In this Agreement, unless the context clearly indicates otherwise:
     (a) words used in the singular include the plural and words used in the plural include the singular;
     (b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution;
     (c) references to any gender include the other gender;
     (d) accounting terms used herein shall have the meanings historically ascribed to them by Cadbury and its Subsidiaries, including DPSG, in its and their internal accounting and financial policies and procedures in effect prior to the date of this Agreement;
     (e) if there is any conflict between the provisions of the Separation Agreement and this Agreement, the provisions of this Agreement shall control with respect to the subject matter hereof; if there is any conflict between the provisions of the body of this Agreement and the Schedules hereto, the provisions of the body of this Agreement shall control unless explicitly stated otherwise in such Schedule;

     (f) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and
     (g) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.
ARTICLE 2
ASSIGNMENT OF EMPLOYEES
          Section 2.01 Active Employees.
     (a) DPSG Business Employees. Except as otherwise set forth in this Agreement, effective not later than the Distribution Date, the employment of each DPSG Business Employee who is employed by Cadbury or a Cadbury Subsidiary shall be assigned and transferred to DPSG or a DPSG Subsidiary. As of the Distribution Date, DPSG shall and shall cause each DPSG Subsidiary to continue the employment of each DPSG Business Employee who is employed by DPSG or a DPSG Subsidiary.
     (b) Cadbury Business Employees. Effective not later than the Distribution Date, the employment of each Cadbury Business Employee who is employed by DPSG or a DPSG Subsidiary shall be assigned and transferred to Cadbury or a Cadbury Subsidiary. As of the Distribution Date, Cadbury shall and shall cause each Cadbury Subsidiary to continue the employment of each Cadbury Business Employee who is employed by Cadbury or a Cadbury Subsidiary.
     (c) At-Will Status. Notwithstanding the above or any other provision of this Agreement, nothing in this Agreement shall create any obligation on the part of Cadbury, DPSG or any of their respective Affiliates to continue the employment of any employee for any definite period following the Distribution Date or to change the employment status of any employee from “at will,” to the extent such employee is an “at will” employee under applicable law.
     (d) Severance. The Distribution and the assignment, transfer or continuation of the employment of employees in connection therewith shall not be deemed a severance of employment of any employee for purposes of any plan, policy, practice or arrangement of Cadbury, DPSG or any of their respective Subsidiaries, except as otherwise provided herein.
          Section 2.02 Former Employees.
     (a) General Principal. Except as otherwise provided in this Agreement, each former employee of Cadbury or any Cadbury Subsidiary or DPSG or any DPSG Subsidiary as of the Distribution Date will be considered a former employee of the business as to which his or her duties were primarily related immediately prior to his or her termination of employment with all of Cadbury, DPSG and their respective Affiliates.
     (b) Former Cadbury Employees. For these purposes, former employees of Cadbury and the Cadbury Subsidiaries shall be deemed to include all employees who, as of their last day of employment with all of Cadbury, DPSG and their respective Affiliates, had employment duties primarily related to the Cadbury Business (collectively, the “Former Cadbury Employees”).
     (c) Former DPSG Employees. Except with respect to those individuals set forth on Schedule 2.02(c), former employees of DPSG and the DPSG Subsidiaries shall be deemed to include all employees who, as of their last day of employment with all of Cadbury, DPSG and their respective Affiliates, had employment duties primarily related to the DPSG Business (collectively, the “Former DPSG Employees”).
          Section 2.03 Employment Law Obligations.
     (a) WARN Act. Cadbury and the Cadbury Subsidiaries shall be responsible for providing any necessary WARN notice (and meeting any similar state law notice requirements) with respect to any termination of any Cadbury Business Employee. DPSG and the DPSG Subsidiaries shall be responsible for providing any necessary WARN notice (and meeting any similar state law notice requirements) with respect to any termination of any DPSG Business Employee; provided, however, that Cadbury and the Cadbury Subsidiaries shall be responsible for providing any necessary WARN notice (and any similar state law notice requirements) to any DPSG Business Employee or any governmental authority in connection with any transfer of the employment of any DPSG Business Employee from a Cadbury Group entity to a DPSG Group entity in contemplation of the Distribution.
     (b) Compliance With Employment Laws. On and after the Distribution Date (i) Cadbury and the Cadbury Subsidiaries shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related laws and requirements relating to the employment of the Cadbury Business Employees and the treatment of the Former Cadbury Employees in respect of their former employment with Cadbury and its Affiliates and (ii) DPSG and the DPSG Subsidiaries shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related laws and requirements relating to the employment of the DPSG Business Employees and the treatment of the Former DPSG Employees in respect of their former employment with DPSG and their respective Affiliates.
          Section 2.04 Employee Records.
     (a) Records Relating to Cadbury Business Employees and Former Cadbury Employees. All records and data in any form relating to Cadbury Business Employees and Former Cadbury Employees shall be the property of Cadbury, except that data pertaining to such an employee and relating to any period that such employee was employed by DPSG or a DPSG Subsidiary prior to the Distribution shall be jointly owned by Cadbury and DPSG.
     (b) Records Relating to DPSG Business Employees and Former DPSG Employees. All records and data in any form relating to DPSG Business Employees and Former DPSG Employees shall be the property of DPSG, except that data pertaining to such an employee and relating to any period that such employee was employed by Cadbury, DPSG or any of their respective Subsidiaries prior to the Distribution shall be jointly owned by Cadbury and DPSG.

     (c) Sharing of Records. The Parties shall use their respective reasonable commercial efforts to provide each other such records and information only as necessary or appropriate to carry out their obligations under applicable law (including, without limitation, any relevant privacy protection laws or regulations in any applicable jurisdictions), this Agreement or the Separation Agreement or the Transition Services Agreement, or for the purposes of administering their respective employee benefit plans and policies. Subject to applicable law, all information and records regarding employment and personnel matters of DPSG Business Employees and Former DPSG Employees shall be accessed, retained, held, used, copied and transmitted after the Distribution Date by DPSG in accordance with all laws and policies relating to the collection, storage, retention, use, transmittal, disclosure and destruction of such records. The Parties shall reimburse each other for any reasonable costs incurred in copying or transmitting any records requested pursuant to this Section 2.04.
     (d) Access to Records. To the extent consistent with this Agreement and any applicable privacy protection laws or regulations, access to such records after the Distribution Date will be provided to Cadbury and DPSG in accordance with the Separation Agreement. In addition, notwithstanding anything to the contrary, Cadbury shall retain reasonable access to those records necessary for Cadbury’s continued administration of any plans or programs on behalf of Employees after the Distribution Date, provided that such access shall be limited to individuals who have a job-related need to access such records. Cadbury shall also retain copies of all restrictive covenant agreements with any DPSG Business Employee or Former DPSG Employee in which Cadbury has a valid business interest.
     (e) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all such information, Cadbury and DPSG shall each comply with all applicable laws, regulations and internal policies, and each Party shall indemnify and hold harmless the other Party from and against any and all liability, claims, actions, and damages that arise from a failure (by the indemnifying party or its agents) to so comply with all applicable laws, regulations and internal policies applicable to such information.
     (f) No Access to Computer Systems or Files. Except as set forth in the Separation Agreement or the Transition Services Agreement, no provision of this Agreement shall give either Party direct access to the computer systems or other files, records or databases of the other Party, unless specifically permitted by the owner of such systems, files, records or databases.
     (g) Relation to Separation Agreement. The provisions of this Section 2.04 shall be in addition to, and not in derogation of, the provisions of the Separation Agreement governing Confidential Information and access to and use of employees, information and records, including Sections of the Separation Agreement.
     (h) Confidentiality. Except as otherwise set forth in this Agreement, all records and data relating to Employees shall, in each case, be subject to the confidentiality provisions of the Separation Agreement.
     (i) Cooperation. DPSG and Cadbury and their respective Affiliates shall use reasonable commercial efforts to cooperate to share, retain and maintain data and records that are necessary or appropriate to further the purposes of this Section 2.04 and for each other to administer their respective benefit plans to the extent consistent with this Agreement and applicable law. Except as provided under the Transition Services Agreement, neither DPSG nor Cadbury shall charge the other any fee for such cooperation. The parties agree to cooperate as long as is reasonably necessary to further the purposes of this Section 2.04.
ARTICLE 3
EQUITY COMPENSATION PLANS
          Section 3.01 General Principles.
     (a) For the avoidance of doubt, the provisions of this Article 3 shall not apply unless the Distribution takes place. Cadbury and DPSG shall take any and all action as shall be necessary and appropriate to further the provisions of Article 3.
     (b) Each DPSG Business Employee shall be treated for the purposes of the Cadbury Employee Share Schemes as having ceased to be an employee of Cadbury at the Distribution Date.
     (c) Where an award granted under the DPSG Legacy Equity Plans replaces an award under the Cadbury Employee Share Schemes in accordance with the provisions of this Article 3, such award shall be on terms which are in all material respects identical to the terms of the award which it replaces having regard to the fact that those terms are the terms which are applicable to a good leaver under the relevant Cadbury Employee Share Scheme but subject to any necessary changes to take into account that (i) the award relates to DPSG Common Stock, (ii) the DPSG Legacy Equity Plan is administered by DPSG and (iii) the award is not subject to any performance conditions.
     Section 3.02 Share Option Plans. Each unexercised option of a DPSG Business Employee on the Distribution Date shall be converted in accordance with the rules of the applicable Share Option Plan into an option over Cadbury plc Ordinary Shares. The number of Cadbury plc Ordinary Shares shall be determined based on the Exchange Ratio. The aggregate exercise price of the substitute option shall be the same as the aggregate exercise price of the option that it replaces except (i) that it shall be in US dollars and (ii) for any adjustments that the Cadbury Committee determines to be appropriate if the Exchange Ratio does not result in a whole number of Cadbury plc Ordinary Shares. Such substituted options shall, in the sole discretion of the Cadbury Committee, preserve the aggregate intrinsic value of the original options for which they are substituted and the ratio in the original option of the exercise price to the fair market value of the stock by adjusting the number of shares purchasable and the exercise price, based on the a comparison of the Cadbury Final Price and the Cadbury Initial Price. Such substitute options shall:
          (i) if they represent options granted before May 2005, be fully vested and exercisable for a period of 12 months after the Distribution Date; and
          (ii) if they represent options granted after April 2005, be fully vested and exercisable for a period of 12 months starting on the third anniversary of the grant date of the options that they represent.

          Section 3.03 Long Term Incentive Plan.
     (a) Contingent Share Awards. Subject to the Scheme becoming effective, each Contingent Share Award (as defined in the rules of the relevant LTIP) of a DPSG Business Employee shall be converted based on the Exchange Ratio into a Contingent Share Award over Cadbury plc Ordinary Shares in accordance with the rules of the relevant LTIP and those shares shall be released to the DPSG Business Employee in accordance with the rules of the relevant LTIP within sixty (60) days following the Distribution Date.
     (b) Basic Awards.
     (i) The performance conditions applying to Basic Awards (as defined in the rules of the relevant LTIP) of each DPSG Business Employee participating in the LTIPs shall be measured using the fair value methodology basis described in paragraph 16 of Part I of the Circular to determine the number of Cadbury Ordinary Shares that shall (subject to the following provisions) become payable under those awards at the end of the relevant performance periods.
     (ii) The number of Cadbury Ordinary Shares subject to each Basic Award held by each DPSG Business Employee, as determined in accordance with Section 3.03(a), shall then be reduced on a time pro-rated basis having regard to the proportion of the relevant performance period applicable to that Basic Award completed prior to the Distribution Date and converted based on the Exchange Ratio into an award over DPSG Common Stock to be granted by DPSG under the applicable DPSG Legacy Equity Plan. The DPSG Common Stock subject to the replacement award shall be released to the DPSG Business Employee within sixty (60) days following the end of the performance period originally applicable to the relevant Basic Award.
          Section 3.04 Bonus Share Retention Plan.
     (a) Each Matching Award (as defined in the rules of the BSRP) consists of a service-related element and a performance-related element. The performance conditions applying to the performance-related element of the Matching Award of each DPSG Business Employee shall be measured using the fair value methodology basis described in paragraph 16 of Part I of the Circular to determine the number of Cadbury Ordinary Shares that shall (subject to the following provisions) become due under that performance-related element of those awards at the end of the relevant performance period.
     (b) The number of Cadbury Ordinary Shares subject to each Matching Award held by each DPSG Business Employee, (being the aggregate of the Cadbury Ordinary Shares subject to the service-related element and the Cadbury Ordinary Shares subject to the performance-related element as determined in accordance with Section 3.04(a), shall then be reduced on a pro-rated basis having regard to the proportion of the relevant performance period applicable to that Matching Award completed prior to the Distribution Date and converted based on the Exchange Ratio into an award over DPSG Common Stock to be granted by DPSG under the applicable DPSG Legacy Equity Plan. The DPSG Common Stock shall be released to the DPSG Business

Employee within sixty (60) days following the end of the original performance period applicable to the relevant Matching Award.
     (c) Each Basic Award held by a DPSG Business Employee shall be converted based on the Exchange Ratio into an award over DPSG Common Stock to be granted by DPSG under the applicable DPSG Legacy Equity Plan. The DPSG Common Stock shall be released to the DPSG Business Employee within sixty (60) days following the end of the original performance period applicable to the Matching Award that is related to that Basic Award.
     Section 3.05 International Share Award Plan.
     (a) Awards with Performance Conditions. This Section 3.05(a) shall apply to Conditional Awards (as each is defined in the rules of the ISAP) which are subject to performance conditions.
     (i) The performance conditions applicable to the Conditional Awards shall be measured using the fair value methodology basis described in paragraph 16 of Part I of the Circular to determine the number of Cadbury Ordinary Shares that shall (subject to the following provisions) become payable under those awards at the end of the relevant performance period.
     (ii) The number of Cadbury Ordinary Shares subject to each award held by a DPSG Business Employee, as determined in accordance with Section 3.05(b), shall then be reduced on a pro-rated basis having regard to the proportion of the relevant performance period applicable to that award completed prior to the Distribution Date and converted based on the Exchange Ratio into an award over DPSG Common Stock to be granted by DPSG under the applicable DPSG Legacy Equity Plan. The DPSG Common Stock shall be distributed to the DPSG Business Employee within sixty (60) days following the end of the original performance period applicable to the relevant Conditional Award.
     (b) Awards without Performance Conditions. This Section 3.05(b) shall apply to Conditional Awards (as each is defined in the rules of the ISAP) which are not subject to performance conditions. Each award held by a DPSG Business Employee shall be converted based on the Exchange Ratio into an award over DPSG Common Stock to be granted by DPSG under the applicable DPSG Legacy Equity Plan. The DPSG Common Stock shall be released to the DPSG Business Employee within sixty (60) days following the date on which the Conditional Award would otherwise have vested under the ISAP but for the Distribution.
     (c) Restricted Awards. All restrictions applicable to the Cadbury Ordinary Shares subject to the Restricted Awards (as defined in the rules of the ISAP) of each DPSG Business Employee shall lapse on the date on which the Scheme is sanctioned by the Court and such shares shall be subject to the terms of the Scheme.
          Section 3.06 Employee Share Option Plans. Each unexercised option of a DPSG Business Employee on the Distribution Date shall be converted in accordance with the rules of the applicable Share Option Plan into an option over Cadbury plc Ordinary Shares. The number of Cadbury plc Ordinary Shares shall be determined based on the Exchange Ratio. The aggregate exercise price of the substitute option shall be the same as the aggregate exercise price of the option that it replaces except (i) that it shall be in US dollars and (ii) for any adjustments that the Cadbury Committee determines to be appropriate if the Exchange Ratio does not result in a whole number of Cadbury plc Ordinary Shares. Such substituted options shall, in the sole discretion of the Cadbury Committee, preserve the aggregate intrinsic value of the original options for which they are substituted and the ratio in the original option of the exercise price to the fair market value of the stock by adjusting the number of shares purchasable and the exercise price, based on a comparison of the Cadbury Final Price and the Cadbury Initial Price. Such substitute options shall be exercisable in accordance with the rules of the relevant Employee Share Option Plan.
          Section 3.07 Responsibility for Tax Withholding, Reporting, and Social Insurance Contributions. Cadbury and DPSG agree that, unless prohibited by applicable law, DPSG shall be responsible for all tax withholding and reporting obligations and shall pay the employer’s share of any social insurance tax obligations that arise in connection with the vesting, exercise, transfer or other settlement of the adjusted awards held by DPSG Business Employees. Cadbury and DPSG further agree that, unless prohibited by applicable law, Cadbury shall be responsible for all tax withholding and reporting obligations and shall pay the employer’s share of any social insurance tax obligations that arise in connection with the vesting, exercise, transfer or other settlement of the equity awards held by Cadbury Business Employees, Former Cadbury Business Employees and Former DPSG Business Employees. Cadbury and DPSG agree to enter into any necessary agreements regarding the subject matter of this Section 3.07 to enable them to fulfill their respective obligations hereunder, including but not limited to compliance with all applicable laws and regulations regarding the reporting, withholding or remitting of income and social insurance taxes.
          Section 3.08 No Change of Control. For the avoidance of doubt, the Distribution shall not constitute a “change of ownership” or a “change in control” for purposes of Cadbury equity awards which are outstanding as of the Distribution Date.
          Section 3.09 Compliance with Section 409A. Notwithstanding any provision in this Agreement, if any provision of this Article 3 contravenes any regulations or guidance promulgated under Code Section 409A or could cause the awards subject to this Article 3 to be subject to additional taxes, accelerated taxation, interest or penalties under Code Section 409A, the parties will make reasonable commercial efforts to agree how to modify this Article 3: (i) to comply with, or avoid being subject to, Code Section 409A, or to avoid the imposition of any taxes, accelerated taxation, interest or penalties under Code Section 409A, and (ii) to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Code Section 409A.

ARTICLE 4
GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES
          Section 4.01 General Principle.
     (a) Cessation of Participation in Cadbury Pension and Welfare Benefit Plans and Non-ERISA U.S. Benefit Arrangements. Cadbury and DPSG shall take any and all action as shall be necessary or appropriate so that participation in Cadbury Pension and Welfare Benefit Plans and Cadbury Non-ERISA U.S. Benefit Arrangements by all DPSG Business Employees and Former DPSG Employees shall terminate in connection with the Distribution as and when provided under this Agreement (or if not specifically provided under this Agreement, as of the close of business on the Distribution Date) and DPSG and each DPSG Subsidiary shall cease to be a participating employer under the terms of such Cadbury Pension and Welfare Benefit Plans and Cadbury Non-ERISA U.S. Benefit Arrangements as of such time.
          Except as otherwise agreed below, DPSG shall have all liabilities and their share of assets relating to employee benefits for DPSG Business Employees and Former DPSG Employees and Cadbury shall have all liabilities and their share of assets relating to employee benefits for Cadbury Business Employees and Former Cadbury Employees.
     (b) Assumption of Certain Obligations by DPSG Group. Except as otherwise provided in this Agreement, effective on or before the Distribution Date, DPSG shall assume or continue the sponsorship of, and none of Cadbury or any Cadbury Subsidiary shall have any further liability for or under, the following agreements, obligations and liabilities, and DPSG shall indemnify Cadbury and the Cadbury Subsidiaries, and the officers, directors, and employees of each, and hold them harmless with respect to such agreements, obligations or liabilities:
     (i) Agreements entered into between Cadbury, its Subsidiaries or Affiliates and DPSG Business Employees and Former DPSG Employees;
     (ii) Agreements entered into between Cadbury, its Subsidiaries or Affiliates and independent contractors providing services primarily to the DPSG Business;
     (iii) All collective bargaining agreements, collective agreements, trade union, or works council agreements entered into between Cadbury, its Subsidiaries or Affiliates and any union, works council, or other body representing only DPSG Business Employees and Former DPSG Employees;
     (iv) All wages, salary, incentive compensation, commissions and bonuses payable to DPSG Business Employees and Former DPSG Employees on or after the Distribution Date, without regard to when such wages, salary, incentive compensation, commissions and bonuses are or may have been earned;
     (v) All moving expenses and obligations related to relocation, repatriation, transfers, or similar items incurred by or owed to DPSG Business Employees and Former DPSG Employees;
     (vi) All immigration-related, visa, work application, or similar rights, obligations and liabilities related to DPSG Business Employees; and
     (vii) All liabilities and obligations whatsoever of the DPSG Business with respect to claims made by or with respect to DPSG Business Employees and Former

DPSG Employees or any other persons who at any time prior to the Distribution Date had employment duties primarily related to the DPSG Business relating to any employee benefit plan, program or policy not otherwise retained or assumed by Cadbury pursuant to this Agreement, including such liabilities relating to actions or omissions of or by DPSG or any officer, director, employee or agent thereof prior to the Distribution Date.
          Section 4.02 Establishment of DPSG Plans. Except as otherwise provided in this Agreement, sponsorship of Cadbury benefit plans that cover solely DPSG Business Employees and Former DPSG Employees shall be transferred to DPSG on or before the Distribution Date. Cadbury benefit plans that cover DPSG Business Employees and Former DPSG Employees and that also cover Cadbury Business Employees and/or Former Cadbury Employees shall be split into two separate plans, one covering DPSG Business Employees and Former DPSG Employees and one covering Cadbury Business Employees and/or Former Cadbury Employees, and sponsorship of the plans covering DPSG Business Employees and Former DPSG Employees shall be transferred to DPSG on or before the Distribution Date.
          Section 4.03 Transfer of Assets and Liabilities. To the extent necessary to effectuate the foregoing, on or before the Distribution Date, DPSG and Cadbury shall, in compliance with applicable law, transfer assets (if any) and liabilities of any such benefit plans to each other, including under the following plans:
CBI Holdings Inc. Health & Welfare Benefits Plan
CBI Holdings Inc. Premium Payment Plan
CBI Holdings Inc. Flexible Spending Account Plan
CBI Holdings Inc. Dependent Care Spending Account Plan
CBI Holdings Inc. Severance Pay Plan
Dr Pepper Bottling Company of Texas, ETAL Occupational Injury Benefit Plan
Cadbury Adams Holdings LLC Personal Pension Account Plan
Cadbury Adams Holdings LLC Pension Equalization Plan
Cadbury Adams Holdings LLC Supplemental Savings Plan
Cadbury Adams Holdings LLC Supplemental Executive Retirement Plan
Cadbury Adams Holdings LLC Supplemental Incentive Plan
          Section 4.04 Service Credit.
     (a) Service for Eligibility and Vesting. Except as otherwise provided in any other provision of this Agreement (i) for purposes of participation, eligibility and vesting under the DPSG Pension and Welfare Benefit Plans, DPSG shall, and shall cause the DPSG Subsidiaries to, give to each DPSG Business Employee and Former DPSG Employee service credit for any employment with Cadbury or any Cadbury Affiliate prior to the Distribution Date to the extent that such service is taken into account pursuant to the terms of the comparable Cadbury plan and (ii) for purposes of participation, eligibility and vesting under the Cadbury Pension and Welfare Benefit Plans, Cadbury shall, and shall cause the Cadbury Subsidiaries to, give to each Cadbury Business Employee and Former Cadbury Employee service credit for any employment with DPSG or any DPSG Affiliate prior to the Distribution Date (to the extent available to employees generally).

     (b) Service for Benefit Purposes. Except as otherwise provided in any other provision of this Agreement (i) for purposes of benefit levels and accruals, post-retirement welfare benefit contribution rates and benefit commencement entitlements under the DPSG Pension and Welfare Benefit Plans, DPSG shall, and shall cause the DPSG Subsidiaries to, give to each DPSG Business Employee and Former DPSG Employee service credit for any employment with Cadbury or any Cadbury Affiliate prior to the Distribution Date to the extent that such service is taken into account pursuant to the terms of the comparable Cadbury plan and (ii) for purposes of benefit levels and accruals, post-retirement welfare benefit contribution rates and benefit commencement entitlements under the Cadbury Pension and Welfare Benefit Plans, Cadbury shall, and shall cause the Cadbury Subsidiaries to, give to each Cadbury Business Employee and Former Cadbury Employee service credit for any employment with DPSG or any DPSG Affiliate prior to the Distribution Date (to the extent available to employees generally).
     (c) Evidence of Prior Service. Notwithstanding anything to the contrary, but subject to applicable law, upon reasonable request by one Party to the other Party, the first Party will provide to the other copies of any records available to the first Party to document such service, plan participation and membership and cooperate with the first Party to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to such DPSG Business Employees and Former DPSG Employees.
          Section 4.05 Plan Administration.
     (a) Transition Services. DPSG will administer Cadbury’s benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate agreement in connection with such Transition Services Agreement, which shall be set forth substantially in the form of Appendix 1 to this Agreement.
     (b) Administration. DPSG shall, and shall cause the DPSG Subsidiaries to, administer its benefit plans in a manner that does not jeopardize the tax favored status of the tax favored benefit plans maintained by Cadbury and the Cadbury Subsidiaries. Cadbury shall, and shall cause the Cadbury Subsidiaries to, administer its benefit plans in a manner that does not jeopardize the tax favored status of the tax favored benefit plans maintained by DPSG and the DPSG Subsidiaries.
     (c) Participant Elections and Beneficiary Designations. All participant elections and beneficiary designations made under any Cadbury benefit plan prior to the date as of which assets or liabilities relating to that plan are transferred to DPSG shall continue in effect under any plan maintained by DPSG or any DPSG Subsidiary to which liabilities are transferred pursuant to this Agreement until such time as the participant changes his or her elections or beneficiary designations in accordance with the procedures of the relevant plan, as the case may be.

ARTICLE 5
U.S. PENSION PLAN SPIN-OFF
          Section 5.01 General Principle. Effective on or before the Distribution Date, DPSG shall establish and adopt a defined benefit pension benefit plan and trust (the “DPSG Pension Plan”) intended to be qualified under IRS Code Section 401(a) and containing provisions that will provide to each DPSG Business Employee and Former DPSG Employee (and each alternate payee or beneficiary of such person) (the “DPSG Pension Beneficiaries”) benefits identical to those accrued with respect to such person under the Cadbury Pension Plan as of December 31, 2007 (the “Pension Measurement Date”). On or before the Distribution Date, Cadbury shall (i) determine the Initial Transfer Amount (as defined below) and (ii) cause assets equal to the Initial Transfer Amount (adjusted as provided below) to be transferred to the trust under the DPSG Pension Plan in the form described below (the “Initial Transfer”). As of the date of such transfer of the Initial Transfer Amount (the “Initial Transfer Date”), DPSG shall commence making the required benefit payments under the terms of the DPSG Pension Plan and shall assume all liabilities with respect to the payment of benefits previously accrued by the DPSG Pension Beneficiaries under the Cadbury Pension Plan. A DPSG Business Employee shall not accrue benefits under the Cadbury Pension Plan after the date on which such employee becomes eligible to participate under the DPSG Pension Plan, unless such DPSG Pension Beneficiary shall become employed by Cadbury or a Cadbury Subsidiary after such date. A Cadbury Business Employee shall not accrue benefits under the DPSG Pension Plan, unless such Cadbury Business Employee shall become employed by DPSG or a DPSG Subsidiary. Following the Initial Transfer Date (i) an enrolled actuary appointed by Cadbury (the “Cadbury Actuary”) shall determine the Final Pension Transfer Amount (as defined below) and (ii) a True-Up Adjustment shall be made with respect to the Cadbury Pension Plan and the DPSG Pension Plan, as provided below. The Parties shall use reasonable commercial efforts to cause the determination of the Final Pension Transfer Amount and the True-Up Adjustment to be completed as reasonably promptly as practicable, subject to the time frames established under Section 5.03, but in no event later than December 31, 2008. Before or promptly after the date hereof, Cadbury and DPSG shall file requests with the IRS for qualification determination letters under IRS Code Section 401(a) with respect to the Cadbury Pension Plan and the DPSG Pension Plan and shall take any and all reasonable action, including the adoption of any amendments requested by the IRS, as shall be necessary to obtain such determination letters. The transfers hereunder shall occur prior to, but subject to the subsequent receipt of, favorable determination letters issued by the IRS with respect to the Cadbury Pension Plan and DPSG Pension Plan, copies of which shall be shared among Cadbury and DPSG promptly upon issuance.
          Section 5.02 Determination and Transfer of Initial Transfer Amount. On or before the Distribution Date, with the assistance of the Cadbury Actuary, Cadbury shall establish and communicate to DPSG the amount equal to 90% of the estimated asset transfer amount calculated as of January 1, 2008 in accordance with IRS Code Section 414(l) but based on January 1, 2007 census data and November 30, 2007 trust assets as attributable to benefits accrued by DPSG Pension Beneficiaries under the Cadbury Pension Plan as of the Pension Measurement Date, adjusted for contributions, distributions, trust gains and losses, payments and other appropriate items occurring between the Pension Measurement Date and the Initial Transfer Date, all as estimated in good faith by Cadbury (the “Initial Transfer Amount”).

Following the determination of the Initial Transfer Amount by Cadbury, Cadbury shall cause to be transferred from the trust under the Cadbury Pension Plan to the trust under the DPSG Pension Plan assets having an aggregate Value (as defined below) equal to the Initial Transfer Amount. Such assets shall be in the form of cash, securities and other property, determined in accordance with the provisions below.
          Section 5.03 Determination of the Final Pension Transfer Amount.
     (a) Calculation of the Cadbury Actuary. Following the Distribution Date, the Cadbury Actuary shall determine the Final Pension Transfer Amount, which shall be equal to the amount required to be transferred from the Cadbury Pension Plan to the DPSG Pension Plan in respect of the assumption by the DPSG Pension Plan of the benefit obligations of the Cadbury Pension Plan of benefits accrued by the DPSG Pension Beneficiaries as of the Pension Measurement Date, as determined in accordance with IRS Code Section 414(l) and the regulations thereunder and the actuarial assumptions and methods set forth in Schedule 6.03 hereof, as appropriately adjusted to reflect the following amounts arising after the Pension Measurement Date and before the True-Up Adjustment: (A) any distributions and contributions made in respect of the DPSG Pension Beneficiaries, (B) administrative expenses of the Cadbury Pension Plan reasonably allocable to the DPSG Pension Beneficiaries, (C) earnings realized by the Cadbury Pension Plan allocable to the DPSG Pension Beneficiaries, (D) the net gain or loss (realized and unrealized) of the Cadbury Pension Plan allocable to the DPSG Pension Beneficiaries and (E) other appropriate items. Cadbury and DPSG shall each be responsible for the funding of their respective pension plans. It is anticipated that each pension plan will have underfunding under ERISA Section 4044. Each party shall be responsible for funding such underfunding under their respective pension plan. Promptly upon determination of the Final Pension Transfer Amount, Cadbury shall cause the Cadbury Actuary to provide to DPSG a written statement of the Final Pension Transfer Amount, a summary of the calculation of such amount (the “Pension Statement”) and a written statement that the sum of the Initial Transfer Amount and the Final Pension Transfer Amount satisfies the requirements of IRS Code Section 414(l).
     (b) Resolution of Differences. Cadbury shall provide DPSG with all information reasonably necessary to review the calculation of the Final Pension Transfer Amount in all material respects and to verify that such calculations have been performed in a manner consistent with the terms of this Agreement. The determination of the Final Pension Transfer Amount by the Cadbury Actuary shall be final, conclusive and binding for all purposes under this Agreement, unless DPSG provides to Cadbury, within thirty (30) days after receipt of the Pension Statement, a written objection prepared by an enrolled actuary retained by DPSG setting forth in detail a reasonable basis for the conclusion that the Final Pension Transfer Amount set forth in the Pension Statement is understated by an amount in excess of 5%. Upon receipt of such objection, Cadbury and DPSG shall make a good faith attempt to resolve their dispute as to the Final Pension Transfer Amount. Should such dispute remain unresolved for more than thirty (30) days, Cadbury and DPSG shall promptly select and appoint a third enrolled actuary who is mutually satisfactory to both Parties. The third actuary shall recalculate the Final Pension Transfer Amount and if such recalculated amount exceeds the Final Pension Transfer Amount set forth in the Pension Statement by more than 5%, then such recalculated amount shall serve as the Final Pension Transfer Amount for all purposes under this Agreement. If such recalculated amount does not exceed the Final Pension Transfer Amount set forth in the Pension Statement by more than 5%, then for all purposes under this Agreement the Final Pension Transfer Amount shall be the Final Pension Transfer Amount as set forth in the Pension Statement. The recalculation of such third party actuary shall be completed within thirty (30) days of the retention of such third party actuary and shall be conclusive as to any dispute with respect to the Final Pension Transfer Amount, except as set forth in Section 5.05 below. The cost of such third party actuary shall be divided equally between Cadbury and DPSG. Each Party shall be responsible for the cost of its own actuary.
          Section 5.04 True-Up Adjustment. The following transfer shall be made promptly after the date that the Final Pension Transfer Amount is determined as set forth above: (A) if the Final Pension Transfer Amount exceeds the Initial Transfer Amount, Cadbury shall promptly cause to be transferred from the Cadbury Pension Plan trust to the DPSG Pension Plan trust assets having a Value equal to such excess and (B) if the Initial Transfer Amount exceeds the Final Pension Transfer Amount, DPSG shall promptly cause to be transferred from the DPSG Pension Plan trust to the Cadbury Pension Plan trust assets having a Value equal to such excess.
          Section 5.05 Form and Selection of Assets to be Transferred. The assets to be transferred in the Initial Transfer and the True-Up Adjustment Assets will be transferred in-kind or in cash pro rata from each investment manager under the transferring plan in a manner that represents, as closely as commercially practical, a pro rata portion of each asset and position held by the manager as of the date of such transfer, except that reasonable adjustments shall be made where Cadbury determines such transfers cannot reasonably be made by the Cadbury Pension Plan due to investment manager account minimums or where other considerations prevent such pro rata transfers or render such pro rata transfers impractical. For purposes of the Agreement, the "Value” of all pension assets shall be the value of such assets as determined in good faith by Cadbury based on all relevant information known to Cadbury at the time of such determination, including the most recent account statements or schedules of asset values provided to Cadbury by any service providers maintaining or overseeing any such assets or any investment vehicles which represent or hold the relevant plan assets. Cadbury shall select the assets to be transferred and provide a schedule of such assets to DPSG 14 days prior to the transfer of such assets. DPSG shall communicate to Cadbury any objection to the schedule of the assets to be transferred promptly, and upon receipt by Cadbury of such objection, Cadbury and DPSG shall make a good faith attempt to resolve their dispute as to the assets to be transferred within the period remaining prior to the transfer of the assets. Should such dispute remain unresolved upon the asset transfer date, the assets shall be transferred in accordance with the schedule provided by Cadbury. Any assets that are liquidated prior to transfer shall be reduced by the asset liquidation expenses actually incurred.
ARTICLE 6
U.S. 401(K) PLAN
          Section 6.01 General Principle. Effective on or before the Distribution Date, DPSG shall establish and adopt a qualified employee cash or deferred arrangement under IRS Code Section 401(k) (the “DPSG 401(k) Plan”) intended to be qualified under IRS Code Section 401(a) and containing provisions that will provide benefits for each DPSG Business

Employee and Former DPSG Employee (and each beneficiary and alternate payee of such person) (the “DPSG DC Plan Beneficiaries”) identical to those in effect for the DPSG DC Plan Beneficiaries as of the date of transfer of assets and liabilities with respect to such plan (as described below). Before or as soon as reasonably practicable after the Distribution Date, the assets and liabilities relating to the DPSG DC Plan Beneficiaries under the Cadbury 401(k) Plan and shall be transferred to the DPSG 401(k) Plan. DPSG Business Employees shall not make or receive additional contributions under the Cadbury 401(k) Plan after the effective date of the DPSG 401(k) Plan, unless such DPSG Business Employee shall become employed by Cadbury or a Cadbury Subsidiary after such date. A Cadbury Business Employee shall not participate in the DPSG 401(k) Plan after the effective date of the DPSG 401(k) Plan, unless such Cadbury Business Employee shall become employed by DPSG or a DPSG Subsidiary after such date.
          Section 6.02 Transfer of Accounts. Effective before or as soon as practical following the Distribution Date, but in no event later than six months following the Distribution Date, Cadbury shall cause to be transferred from trusts under the Cadbury 401(k) Plan to the trust under the DPSG 401(k) Plan the aggregate amount that is credited to the accounts of the DPSG DC Plan Beneficiaries (disregarding any participant loans from the plans) as of the date of transfer, but not less than or more than permitted by law, as determined by Cadbury. The transfer shall be an in-kind transfer, subject to the reasonable consent of the trustee of the DPSG 401(k) Plan and shall include the transfer of the aggregate assets held in the accounts relating to each DPSG DC Plan Beneficiary under the Cadbury 401(k) Plan and any participant loan notes held under such plans. Any assets that are liquidated prior to transfer shall be reduced by the asset liquidation expenses, such as commissions or early withdrawal penalties, actually incurred. Cadbury shall cause the DPSG 401(k) Plan to allocate the portion of any forfeiture account under the Cadbury 401(k) Plan that relates to forfeiture by Former DPSG Employees consistent with Cadbury’s past practice regarding allocation of forfeitures under the Cadbury 401(k) Plan. Before or promptly after the date hereof, Cadbury and DPSG shall file requests with the IRS for qualification determination letters under IRS Code Section 401(a) and 401(k) (as applicable) with respect to the Cadbury 401(k) Plan and DPSG 401(k) Plan and shall take any and all reasonable actions, including the adoption of amendments requested by the IRS, as shall be necessary to obtain such determination letters. The transfers under this Section 6.02 shall occur prior to, but subject to the subsequent receipt of favorable determination letters issued by the IRS with respect to the Cadbury 401(k) Plan and DPSG 401(k) Plan, copies of which shall be shared among Cadbury and DPSG promptly upon issuance.
          Section 6.03 Funding of 2008 Matching Contribution. DPSG shall fund and allocate the full amount of any 2008 matching contribution accrued under the terms of the Cadbury 401(k) Plan to eligible DPSG DC Plan Beneficiaries under the DPSG 401(k) Plan within the time permitted by law (determined based on the terms of the Cadbury 401(k) Plan immediately prior to the transfer to the DPSG 401(k) Plan as if the transfer to the DPSG 401(k) Plan did not occur, but paid and contributed by DPSG to the DPSG 401(k) Plan).

ARTICLE 7
U.S. WELFARE BENEFIT PLANS
          Section 7.01 General Principle. Except as provided below, on or about the Distribution Date, liabilities relating to DPSG Business Employees and Former DPSG Employees shall be transferred to newly established DPSG welfare benefit plans that shall contain the same benefit provisions as in effect for DPSG Business Employees and Former DPSG Employees immediately prior to such date, and DPSG Business Employees and Former DPSG Employees shall cease to participate in the Cadbury welfare benefit plans. Welfare benefit plans include health, welfare, and wellness benefits plans (including, medical, dental, prescription drug and vision benefits, life insurance, accidental death and disability insurance, business travel accident insurance, disability (STD and LTD), long term care, flexible spending accounts, severance, Employee Assistance Plan, and similar types of plans). DPSG Business Employees and Former DPSG Employees shall not participate in Cadbury welfare benefit plans following the effective date of the DPSG plans described in this Section 7.01, unless they shall become employed by Cadbury after such date. Cadbury Business Employees and Former Cadbury Employees shall not participate in any DPSG welfare benefit plans following the effective date of such plans, unless they shall become employed by DPSG after such date.
          Section 7.02 Establishment of DPSG Plans.
     (a) General Rule. DPSG Business Employees and Former DPSG Employees shall cease to participate in the Cadbury welfare benefit plans on or about the Distribution Date.
     (b) Treatment of Claims Incurred. DPSG shall assume and shall be responsible for the liability for payment of all covered claims (including medical, dental, life insurance and long-term disability) and eligible expenses incurred by any DPSG Business Employee and beneficiaries thereof under the Cadbury Welfare Plans and Cadbury Non-ERISA U.S. Benefit Arrangements prior to the Distribution Date, and Cadbury shall not be responsible for any liability with respect to any such claims or expenses.
     (c) Credit for Deductibles and Other Limits. With respect to each DPSG Business Employee and Former DPSG Employee, and each covered dependent, beneficiary, or other related party of such individual (the “DPSG Welfare Plan Participants”), the DPSG welfare benefit plans will give credit in the year of the Distribution Date for any amount paid under the comparable type Cadbury plan by such DPSG Welfare Plan Participant in the year of the Distribution Date toward deductibles, out-of-pocket maximum, or other, similar limitations to the extent such amounts are taken into account under the comparable type Cadbury plan. For purposes of any life-time maximum out-of-pocket limit on expenses paid by a covered participant, the DPSG welfare plans will recognize any expenses incurred by a DPSG Welfare Plan Participant prior to the Distribution to the same extent such expenses would be recognized in respect of an active plan participant under the comparable type Cadbury plan.
     (d) COBRA. Effective as of the date of cessation of participation in the Cadbury welfare benefit plans by the DPSG Business Employees and Former DPSG Employees (as provided above), DPSG shall assume and satisfy all requirements under COBRA with respect to all DPSG Business Employees and Former DPSG Employees and their qualified beneficiaries, including for individuals who are already receiving benefits as of such date under COBRA.
     (e) Disabled Persons. The Parties intend that any Employee who has, prior to the Distribution Date, become eligible to receive any long-term disability benefits pursuant to any third-party insurance policy applicable under any welfare benefit plan shall continue to be eligible to receive such benefits in accordance with the terms of such plan and policy.
          Section 7.03 Insurance Contracts. To the extent any Cadbury welfare benefit plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, Cadbury and DPSG will cooperate and use their reasonable commercial efforts to “clone” such insurance contracts for DPSG and to maintain any pricing discounts or other preferential terms for both Cadbury and DPSG through the end of the term of the Transition Services Agreement. Neither party shall be liable for failure to obtain such pricing discounts or other preferential terms for DPSG. The cost of “cloning”, including any increases in premiums, charges or administrative fees relating to DPSG Business Employees and Former DPSG Employees shall be the obligation of DPSG. Each party shall be responsible for any additional premiums, charges or administrative fees that such party may incur pursuant to this Section 7.03.
          Section 7.04 Third Party Vendors. Except as provided below, to the extent any Cadbury welfare benefit plan is administered by a third-party vendor, Cadbury and DPSG will cooperate and use their reasonable commercial efforts to “clone” any contract with such third-party vendor for DPSG and to maintain any pricing discounts or other preferential terms for both Cadbury and DPSG. Neither party shall be liable for failure to obtain such pricing discounts or other preferential terms for DPSG. The cost of “cloning”, including any increases in premiums, charges or administrative fees relating to DPSG Business Employees and Former DPSG Employees shall be the obligation of DPSG. Each party shall be responsible for any additional premiums, charges or administrative fees that such party may incur pursuant to this Section 7.04.
ARTICLE 8
FRINGE BENEFIT AND OTHER U.S. PLANS AND PROGRAMS
          Except as otherwise provided under this Agreement, effective as of the Distribution Date, DPSG Business Employees and Former DPSG Employees shall not be eligible to participate in any plan, policy or arrangement of Cadbury or a Cadbury Subsidiary providing fringe benefits to employees or former employees.
ARTICLE 9
WORKERS COMPENSATION AND UNEMPLOYMENT COMPENSATION
          DPSG shall have and assume the obligations for all claims and liabilities relating to workers compensation and unemployment compensation benefits for all DPSG Business Employees and Former DPSG Employees. Cadbury shall have and assume the obligations for all claims and liabilities relating to workers compensation and unemployment compensation benefits for all Cadbury Business Employees and Former Cadbury Employees. DPSG and

Cadbury shall make reasonable commercial efforts to provide that workers compensation and unemployment insurance costs are not adversely affected for either of them by reason of the Distribution.
ARTICLE 10
COMPENSATION MATTERS AND GENERAL BENEFIT AND EMPLOYEE MATTERS
          Section 10.01 Restrictive Covenants in Employment and Other Agreements. To the fullest extent permitted by the agreements and applicable law, Cadbury shall assign, or cause its Affiliates to assign, to DPSG or one of its Affiliates as designated by DPSG all agreements containing restrictive covenants (including but not limited to confidentiality and non-competition provisions) between Cadbury (or a Cadbury Affiliate) and a DPSG Business Employee, with such assignment to be effective no later than the Distribution Date. To the extent that assignment of such agreements is not permitted, following the Distribution, DPSG and its Subsidiaries and Affiliates shall be considered to be successors to Cadbury and its Subsidiaries and Affiliates for purposes of, and third-party beneficiaries with respect to, all agreements containing restrictive covenants (including but not limited to confidentiality and non-competition provisions) between Cadbury (or a Cadbury Subsidiary or Affiliate) and DPSG Business Employees and between Cadbury (or a Cadbury Subsidiary or Affiliate) and Cadbury Employees whom DPSG reasonably determines have substantial knowledge of the DPSG Business, such that each of Cadbury, DPSG and their respective Subsidiaries and Affiliates shall all enjoy the rights and benefits under such agreements (including, without limitation, rights and benefits as a third-party beneficiary), with respect to such Party’s and its respective Subsidiaries’ and Affiliates’ business operations; provided, however, that (a) in no event shall Cadbury be permitted to enforce the restrictive covenant agreements against DPSG Business Employees for action taken in their capacity as employees of DPSG or its Subsidiaries, and (b) in no event shall DPSG be permitted to enforce the restrictive covenants agreements of Cadbury Business Employees for action taken in their capacity as employees of Cadbury or its Subsidiaries.
          Section 10.02 Severance.
     (a) Effective as of the Distribution Date, DPSG may establish one or more severance plans and policies with respect to DPSG Business Employees as DPSG deems appropriate in its discretion. Cadbury shall have no liability or obligation under any Cadbury severance plan or policy with respect to DPSG Business Employees who remain employed or whose employment terminates on or after the Distribution Date.
     (b) Following the Distribution Date, DPSG shall assume and shall be responsible for administering all payments and benefits under the applicable Cadbury severance policies or any termination agreements with Former DPSG Employees whose employment has terminated prior to the Distribution Date for an eligible reason under such policies or in accordance with such agreements.
     (c) It is not intended that any DPSG Business Employee will be eligible for termination or severance payments or benefits from Cadbury or its Subsidiaries or Affiliates as a result of the transfer or change of employment from Cadbury to DPSG or their respective Subsidiaries or Affiliates. Notwithstanding the preceding sentence, in the event that any such termination or severance payments or benefits become payable on account of such transfer, change or the refusal of a DPSG Business Employee to accept employment with DPSG, DPSG shall indemnify Cadbury, and its Subsidiaries and Affiliates, for the amount of such termination or severance payments or benefits.
          Section 10.03 Accrued Vacation Days Off. DPSG shall recognize and assume all liability for all vacation, holiday, sick leave, flex days, personal days and Paid-Time Off, including banked time accrued by DPSG Business Employees as of the Distribution Date and DPSG shall credit each DPSG Business Employee with such accrual.
          Section 10.04 Leaves of Absence. DPSG will continue to apply the leave of absence policies maintained by Cadbury to inactive DPSG Business Employees who are on an approved leave of absence as of the Distribution Date. Leaves of absence taken by DPSG Business Employees prior to the Distribution Date shall be deemed to have been taken as employees of DPSG.
          Section 10.05 Cadbury Obligations. DPSG and Cadbury plc agree that Cadbury plc shall not, and shall cause Cadbury not to, take any actions that would materially and adversely impact the ability of Cadbury to fulfill its obligations under this Agreement; provided that Cadbury plc may at any time following the Distribution Date require Cadbury to assign to Cadbury plc all of Cadbury’s rights and obligations under this Agreement in substitution for compliance by Cadbury plc and Cadbury with the aforementioned obligation in this Section 10.05, and upon such assignment, Cadbury plc shall assume all of Cadbury’s obligations under this Agreement.
          Section 10.06 Collective Bargaining Agreements. Except as otherwise provided in this Agreement, effective as of the close of business on the Distribution Date, DPSG shall assume, and Cadbury shall have no further liability for, all collective bargaining agreements, collective agreements, multiemployer plans, pension and welfare plans and arrangements, trade union or works council agreements entered into with Cadbury, any union, works council, or other body representing only DPSG Business Employees.
ARTICLE 11
CANADIAN EMPLOYEE MATTERS
          The treatment of employee matters with respect to an Employee whose primary employer within the Cadbury Group or the DPSG Group is or was an entity domiciled in Canada shall be set forth as Appendix 2 to this Agreement.

ARTICLE 12
GENERAL PROVISIONS
          Section 12.01 Preservation of Rights to Amend. The rights of Cadbury or DPSG to amend or terminate any plan, program, or policy referred to herein shall not be limited in any way by this Agreement.
          Section 12.02 Confidentiality. Each Party agrees that any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith is confidential and is subject to the terms of the confidentiality provisions set forth in the Separation Agreement.
          Section 12.03 Administrative Complaints/Litigation. Except as otherwise provided in this Agreement, as of and after the Distribution Date, DPSG shall assume, and be solely liable for, the handling, administration, investigation and defense of actions, including, without limitation, ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights and unemployment compensation claims, asserted at any time against Cadbury, or DPSG or their respective Affiliates by any DPSG Business Employee or Former DPSG Employee (including any dependent or beneficiary of any such Employee) or any other person, to the extent such actions or claims arise out of or relate to employment or the provision of services (whether as an employee, contractor, consultant, or otherwise) to or with the DPSG Business. To the extent that any legal action relates to a putative or certified class of plaintiffs, which includes both Cadbury Business Employees (or Former Cadbury Employees) and DPSG Business Employees (or Former DPSG Employees) and such action involves employment or benefit plan related claims, reasonable costs and expenses incurred by the Parties in responding to such legal action shall be allocated among the Parties equitably in proportion to a reasonable assessment of the relative proportion of Cadbury Business Employees (or Former Cadbury Employees) and DPSG Business Employees (or Former DPSG Employees) included in or represented by the putative or certified plaintiff class. The procedures contained in the indemnification and related litigation cooperation provisions of the Separation Agreement shall apply with respect to each Party’s indemnification obligations under this Section 12.03.
          Section 12.04 Reimbursement and Indemnification. The Parties hereto agree to reimburse each other, within 60 days of receipt from the other Party of reasonable verification, for all costs and expenses which each may incur on behalf of the other as a result of any of the Welfare Plans, Pension Plans and Non-ERISA U.S. Benefit Arrangements and, as contemplated by Section 10.02, any termination or severance payments or benefits. All liabilities retained, assumed or indemnified against by DPSG pursuant to this Agreement, and all liabilities retained, assumed or indemnified against by Cadbury pursuant to this Agreement, shall in each case be subject to the indemnification provisions of the Separation Agreement. Notwithstanding anything to the contrary, no provision of this Agreement shall require DPSG or any DPSG Subsidiary to pay or reimburse to Cadbury or any Cadbury Affiliate any benefit-related cost item that DPSG or any DPSG Subsidiary has previously paid or reimbursed to Cadbury or any Cadbury Affiliate.

          Section 12.05 Costs of Compliance with Agreement. Except as otherwise provided in this Agreement or any other Distribution document, each Party shall pay its own expenses in fulfilling its obligations under this Agreement.
ARTICLE 13
MISCELLANEOUS
          Section 13.01 Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:
(a)	If to Cadbury

25 Berkeley Square London W1J 6HB Facsimile: 44-20-7830-5015 Attention: Henry Udow, Esq. Chief Legal Officer

With a copy to:

Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022-6069 Telecopy: 212-848-6069 Attention: Creighton O’M. Condon, Esq.

(b)	If to Cadbury plc:

25 Berkeley Square London W1J 6HB Facsimile: 44-20-7830-5015 Attention: Henry Udow, Esq. Chief Legal Officer

With a copy to:

Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022-6069 Telecopy: 212-848-6069 Attention: Creighton O’M. Condon, Esq.

(b)	If to DPSG to:

5301 Legacy Drive Plano, TX 75024 Facsimile: 972-673-8130 Attention: James. L. Baldwin, Jr. General Counsel
          or to such other addresses or telecopy numbers as may be specified by like notice to the other Party. All such notices, requests and other communications shall be deemed given, (a) when delivered in person or by courier or a courier services, (b) if sent by facsimile transmission (receipt confirmed) on a Business Day prior to 5 p.m. in the place of receipt, on the date of transmission (or, if sent after 5 p.m., on the following Business Day) or (c) if mailed by certified mail (return receipt requested), on the date specified on the return receipt.
          Section 13.02 Amendments; No Waivers. From and after the Distribution, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Cadbury and DPSG, or in the case of a waiver, by the Party against whom the waiver is to be effective.
     (a) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
          Section 13.03 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto. If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under the Separation Agreement.
          Section 13.04 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of laws rules thereof.
          Section 13.05 Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any

Person other than the parties hereto and their respective successors and permitted assigns. No Employee or other current or former employee of Cadbury or DPSG or any Subsidiary or Affiliate of either (or his/her spouse, dependent or beneficiary), or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder. Without limiting the foregoing, the provisions of this Agreement are not intended to, nor shall they confer upon any Person other than the Parties hereto any right or expectation as to the adoption, amendment, maintenance, continuation, operation or funding of any employee benefit plan, policy or arrangement.
          Section 13.06 Entire Agreement. This Agreement and the other Distribution documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. Regardless of anything else contained herein, the parties do not intend for this Agreement to amend any employee benefit plans or arrangements.
          Section 13.07 Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.01 shall be deemed effective service of process on such Party.
          Section 13.08 Waiver of Jury Trial. The parties hereto hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions hereby contemplated.
          Section 13.09 Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a declaration, the Parties shall modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
          Section 13.10 Survival. All covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

          Section 13.11 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
          Section 13.12 Specific Performance. Each Party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching Party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching Party (i) to perform its obligations under this Agreement or (ii) if the breaching Party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching Party to secure the performance by the breaching Party of those obligations).
          Section 13.13 Mutual Drafting. This Agreement shall be deemed to be the joint work product of Cadbury and DPSG and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.
          Section 13.14 Operating Committee.
     (a) The parties shall use an operating committee (the “Operating Committee”) to implement the terms of this Agreement. Each of Cadbury and DPSG shall appoint two employees to the Operating Committee and designate one of such employees to be such party’s lead representative (each, a “Lead Representative”) for the purpose of fielding queries from representatives of the relevant Group concerning the implementation and ongoing operation of this Agreement. In addition, the Lead Representatives shall have such other functions and responsibilities as may be determined by the Operating Committee from time to time. The Operating Committee will oversee the implementation and ongoing operation of this Agreement and shall attempt in good faith to resolve disputes between the parties. Each of the parties shall have the right to (i) replace one or more of its Operating Committee members at any time with employees or officers with comparable knowledge, expertise and decision-making authority and (ii) designate an alternative Lead Representative.
     (b) The Operating Committee shall act by a majority vote of its members. If the Operating Committee fails to make a decision, resolve a dispute or agree upon any necessary action, the unresolved matters shall be handled by the dispute resolution procedures contained in the Separation Agreement.
     (c) During the term of this Agreement, the full Operating Committee shall meet at such times as may be required by either Lead Representative. Meetings of the Operating Committee may be in person or via teleconference and shall be convened and held in accordance with such procedures as the Operating Committee may determine from time to time.

          Section 13.15 Effect if Distribution Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement or Transition Services Agreement is terminated prior to the Distribution Date, this Agreement shall be of no further force and effect.
          Section 13.16 Corporate Authorization. The officers of Cadbury and DPSG are hereby authorized, empowered and directed, in the name and on behalf of each of Cadbury and DPSG, respectively, to take or cause to be taken all such further action, to execute and deliver or cause to be executed and delivered all such further agreements, certificates, instruments and documents, to make or cause to be made all such filings with governmental or regulatory authorities, and to pay or cause to be paid all such fees and expenses, in each case which shall in such officers’ judgment be deemed necessary, proper or advisable to effect and carry out the intent of this Agreement, such determination to be evidenced conclusively by such officers’ execution and delivery thereof or taking of action in respect thereto.
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names by a duly authorized officer as of the date first written above.

CADBURY SCHWEPPES, PLC
By:	/s/ Henry Udow
Name: Henry Udow
Title: Chief Legal Officer and Group Secretary

DR PEPPER SNAPPLE GROUP, INC.
By:	/s/ James L. Baldwin
Name: James L. Baldwin
Title: Executive Vice President and Secretary

CADBURY PLC, solely for the purposes of Section 10.05
By:	/s/ Henry Udow
Name: Henry Udow
Title: Chief Legal Officer and Group Secretary

Schedule 1.01(i)
Employees Employed Outside the U.S. but Covered
Under U.S. Compensation and Benefit Plans
     Pedro Herrán Gacha and Mario Magro are employed in Mexico but covered under U.S. compensation and benefits plans.

Schedule 2.02(c)
Former DPSG Employees
     For purposes of this Agreement, Jim Robertson, Michael Clark and Michael Mason shall be treated as Former Cadbury Employees.

Schedule 6.03
Assumptions and Methods to be
Used for the Calculation of the Final Pension Transfer Amount
Actuarial Assumptions and Methods for Personal Pension Account Plan

Interest Rate	PBGC assumptions for plans terminating in January, 2008: 5.42% for the first 20 years and 4.49% thereafter.

Mortality	ERISA Section 4044 mortality rates for 2008 valuation dates

Retirement Age	XRA’s as defined in PBGC Reg. Section 4044.55 based on amount of benefit, the year when a participant reaches his unreduced retirement age (URA), the participant’s URA, and the participant’s earliest retirement age at the determination date.

Form of Benefit	For existing retirees, actual benefit form. Active employees are assumed to be married and to receive a qualified joint and survivor. Husbands are assumed to be four years older than wives.

Expense Loading	The PBGC expense loading was included in the present values. The $200 per participant amount is assigned to the highest priority category (where PC1 is “higher” than PC2) where the participant has benefits. The 5% loading goes to the priority category with the first $200,000 of present value, and the lower percentage goes in the remaining priority categories.

Assets	January 1, 2008 asset data provided by the trustee, State Street

Census Data	Participant data as of January 1, 2008 was provided by Mercer Human Resource Consulting. Data was reviewed for reasonableness and consistency, but no audit was performed. Assumptions or estimates were made by the Towers Perrin actuaries when data was not available. We are not aware of any errors or omissions in the data that would have a significant effect on the results of our calculations.

Participants were allocated as Beverages or Confectionary based on indicators in the census data provided by Mercer. Cadbury confirmed that participants indicated as Confectionary-Uncertain should be treated as Confectionary.
Personal Pension Account Plan Provisions

Participation Date	Salaried employees are eligible to participate in the plan on the first payroll period following completion of one year of eligibility service. Eligibility service is a 12-month period during which the employee complete 1,000 hours of service. All regular full-time salaried employees, employed prior to January 1, 1992, begin participating on January 1, 1992. Participants in the former Dr. Pepper/Seven-Up companies Pension Plan (DPSG Plan) as of December 31, 1995 participate as of January 1, 1996. Participants in the Adams Retirement Plan as of April 30, 2005 participate as of May 1, 2005. Employees hired on or after January 1, 2007 are not eligible to participate in the plan.

Definitions

Vesting service	Completed years of employment generally including employment with acquired companies and Cadbury affiliates.

Benefit service	Years and fractional years of employment:

Employees who did not elect to participate in the Cadbury U.S.A. Salaried Employees’ Pension Plan begin to accrue benefit service on January 1, 1979.

Employees of Duffy-Mott Company, Inc. who began to participate in this plan as of January 1, 1985 begin to accrue benefit service as of March 29, 1982.

Employees covered under the National Distillers and Chemical Corporate Pension Plan begin to accrue benefit service as of July 19, 1982.

Employees who became participants as a result of the May 30, 1986 acquisition begin to earn service under this plan on various dates, as provided by Cadbury.

Employees of the former Seven Up Company begin to accrue benefit service on November 12, 1986.

Employees of Canada Dry at the time of the DPSG acquisition begin to accrue benefit service on February 3, 1982.

Employees of Welch’s begin to accrue benefit service on September 1, 1981.

Employees who became participants as a result of the Snapple Beverage Group, Inc. acquisition begin to earn service under this plan on January 1, 2001.

Employees who became participants as a result of the Carteret

Packaging, Inc. acquisition begin to earn service under this plan on January 11, 2001.

Employees who became participants as a result of the Slush Puppie acquisition begin to earn service under this plan on January 24, 2001. Employees who became participants as a result of the Yoo Hoo Division acquisition begin to earn service under this plan on October 23, 2001.

Employees who became participants as a result of the ReaLemon/ReaLime Group acquisition begin to earn service under this plan on January 1, 2002.

Employees who became participants as a result of the Adams acquisition begin to earn service under this plan on May 1, 2005.

Compensation Considered	Base pay, overtime pay, Annual Incentive Plan bonus, but excluding deferred compensation. Compensation is limited by 401 (a)(17).

Average Annual Compensation	The average of the five highest consecutive completed calendar years of compensation out of the last ten completed calendar years. For participants in the former DPSG Plan, final average compensation is the average of the three highest consecutive completed calendar years of compensation out of the last ten completed calendar years.

Social Security Benefits	Amount to which participant is entitled to at age 65 based on earnings during periods for which benefit service is accrued.

Benefit Under the Plan as of 12/31/91	Benefit: 56% of final average compensation less 50% of Social Security benefit as of December 31, 1991, reduced proportionately for benefit service of less than 25 years as of December 31, 1991.

Offset Benefit:
Above benefit will be offset by any benefit accrued under the Retirement Plan for Employees of Del Monte Corporation for service which is considered benefit service under this plan, by benefits earned in non-U.S. Cadbury plans, and by annuity benefits purchased from insurance companies.

Grandfathered Benefits for former Duffy-Mott participants:
Larger of: Accrued benefit under the Duffy-Mott Plan as of March 28, 1982 (converted to a life annuity), plus the accrued benefit determined in accordance with benefit above based on

• Benefit service after March 28, 1982.

• Accrued benefit under the Duffy-Mott Plan based on service to the earlier date of termination or December 31, 1989.

DPSG Benefit Under the Plan as of 12/31/95	Benefit:

2.50% of final three year average compensation times benefit service up to 20 years plus .50% of final three year average compensation times benefit service in excess of 20 years.

Offset Benefit:
Benefit above will be offset by annuities purchased from the New England Life Insurance Company.

Philip Morris Benefit:
Benefit above will be in addition to any annuity benefit accrued under the Seven Up Company Retirement Plan (SU Plan) as of November 11, 1986.

Eligibility for Benefits

Normal Retirement	The first of the month coincident with or next following the later of attainment of age 65 and the fifth anniversary of employment. For participants in the DPSG Plan as of December 31, 1996, normal retirement date is the first of the month following the attainment of age 65.

Early Retirement	The first month coincident with or next following attainment of age 55 and completion of 10 years of vesting service.

Participants covered by the Retirement plan for Employees of Peter Paul, Inc. as of December 31, 1978 are eligible for an early retirement pension of the first month coincident with or next following attainment of age 50 and completion of 15 years of vesting service.

Participants covered by the Pension plan for Eligible Salaried Employees of National Distillers and Chemical Corporation who became participants of the plan on July 19, 1982 are eligible for an early retirement pension on the first of the month coincident with or next following attainment of age 55 and completion of 10 years of Vesting Service.

Participants covered by the DPSG Plan as of December 31, 1995 are eligible for an early retirement pension on the first of the month coincident with or next following attainment of age 55 and completion of 5 years of vesting service, based on the December 31,

1995 accrued benefit.

Vested Retirement Pension	Completion of five years of vesting service (including service with acquired or affiliated companies).

Death Benefit	Beneficiary of participant who dies.

Disability	Employees who are receiving payments under the long-term disability plan and/or Workers’ Compensation payments.

Monthly Benefits Paid Upon the Following Events

Normal Retirement	Excludes former Duffy-Mott participants as described previously.
(1)	For employees at least age 50 with at least 10 years of vesting service as of December 31, 1991, the greater of
(a)
or (b), where:

(a) =	Benefit under the plan as of December 31, 1991,
times
Final Average Compensation at December 31, 1993 Final Average Compensation at December 31, 1991
times
Final Average Compensation at Retirement Final Average Compensation at December 31, 1993

plus the PPA annuity described in (2)(b) below.

(b)=	Benefit formula under the plan in effect as of December 31, 1991, using all benefit service and final average compensation at retirement date.

(2)	For employees under age 50, or with less than 10 years of vesting service as of December 1991, (a) + (b) where: (a) = Benefit under the plan as of December 31, 1991 times
Final Average Compensation at December 31, 1993 Final Average Compensation at December 31, 1991
times
Final Average Compensation at Retirement Final Average Compensation at December 31, 1993

(b) =	The PPA annuity which is the value of the PPA account defined in (6) below divided by an annuity factor using the 1994 Group Annuity Reserving Table and the average yield on 30 year treasuries for the October before the plan year in which payments are made.
(3)	For former A&W employees, (a) + (b), where:
(a) =	Benefit under the A&W plan as of December 31, 1993, and

(b) =	The PPA annuity, where allocations start in 1994 as defined in (2)(b) above.
(4)	For active participants in the DPSG plan as of December 31, 1995 who are at least age 50 with at least 10 years of vesting service as of that date, the greater of (a) or (b) where:
(a) = Dr Pepper benefit under the plan as of December 31, 1995 times
Final Average Compensation at Retirement Final Average Compensation at December 31, 1995

plus the PPA annuity defined in (2)(b) above.

(b) =	Benefit formula under the DPSG Plan in effect as of December 31, 1995, using all benefit service and final three year average compensation at retirement date.
(5)	For active participants in the DPSG Plan as of December 31, 1995 who were under age 50, or with less than 10 years of vesting service as of that date (a) + (b), where:
(a) = Dr Pepper benefit under the plan as of December 31, 1995 times
Final Average Compensation at Retirement Final Average Compensation at December 31, 1995

(b) =	The PPA annuity defined in (2)(b) above.
(6)	The PPA account is a record keeping account, established for each participating employee, which each year is credited with an annual allocation based on the following table:

	Allocation % of Compensation
	Earnings up to the		Earnings above the
	Social Security		Social Security
	Wage Base		Wage Base
Sum of Age plus
Vesting Service as
of January 1	Before	After	Before	After
	1999	1998	1999	1998
Less than 35	2.50%	2.75%	5.00%	5.50%
35 to less than 45	3.50%	3.75%	7.00%	7.50%
45 to less than 55	4.50%	4.50%	9.00%	9.00%
55 to less than 65	6.00%	6.00%	11.00%	11.00%
65 to less than 75	8.00%	8.00%	13.00%	13.00%
75 or more	10.00%	10.00%	15.00%	15.00%

The first such allocation is on December 31, 1992 for active employees except participants in the DPSG Plan as of December 31, 1995. The first allocation for the DPSG plan active participants as of December 31, 1995 is on December 31, 1996. On December 31 of each year, interest is credited on the balance in the account as of January 1 of that year. The first such interest credit will be made on December 31, 1993 (December 31, 1997 for DPSG plan active participants as of December 31, 1995). The interest rate equals the 12-month average of one year Treasury Bill rates, plus one percentage point, with a minimum of 5% (4% prior to 1999).

In addition, all active participants as of January 1, 1995 will receive a special interest credit of 5.00% on their January 1, 1995 account balance.

Early Retirement	Normal retirement benefit as determined according to Normal Retirement Pension above but based upon final average compensation, Social Security benefit, benefit service and PPA annuity as of the employee’s early retirement date. If payments are to commence prior to normal retirement date, such payments, except for the PPA annuity and the portion accrued under the DPSG Plan formula, will be reduced by 2% for each of the first 3 years and 4% for each additional year that early retirement date precedes normal retirement date. The portion of any payments attributable to the DPSG Plan formula will be reduced by 6 2/3% for each of the first 5 years and 3 1/3% for each additional year the early retirement date precedes normal retirement date. In addition, the portion of any payments attributable to the Philip Morris benefit indicated above will be reduced by 6% for each of the first 5 years by which early retirement date precedes attainment of age 60. For former DPSG Plan participants with at least 30 years of vesting service, no reduction will apply to their Philip Morris benefits, if they retire from active service. There is no reduction for employees who were covered by the Duffy-Mott Plan if they have completed 40 or more years of service. For former A&W employees the early retirement benefit will not be less than that calculated using the accrued A&W benefit as of December 31, 1993 with the A&W plan early retirement factors.

Vested Retirement Pension	Normal retirement benefit as determined according to Normal Retirement Pension above based upon final average compensation, Social Security benefit, benefit service and PPA annuity as of the employee’s termination date. Payments may commence immediately, but is actuarially reduced prior to earliest retirement age provided he or she had accrued the required vesting service prior to termination. Former SU Plan participants who are eligible for a vested retirement pension will have their payments reduced by 6% for each of the first 10 years that their vested retirement date precedes normal retirement date.

Death Benefit	For beneficiaries of participants who die prior to satisfying the service requirement for early retirement: 50% of the employee’s vested accrued benefit reduced on an actuarially equivalent basis and converted to a 50% joint and survivor form of payment commencing as of the date of death.

For beneficiaries of participants who die after satisfying the requirements for early retirement: 50% of the employee’s vested accrued benefit, converted to a 50% joint and survivor form of payment commencing as of the date of death.

For beneficiaries of participants who die after normal retirement date: 50% of the employee’s vested accrued benefit as reduced for the 50% joint and survivor annuity payable for the beneficiary’s lifetime.

In all cases, the death benefit is assumed payable as a lump sum.

Disability	PPA allocations based on pay at the time of disability continue to be made until retirement or recovery, and the employee continues to accrue vesting service.

The disability benefit is assumed payable as a lump sum at normal retirement date.

Other Plan Provisions

Normal Form of Payment	Life annuity

Optional Forms of	Actuarially equivalent to life annuity:

Retirement Benefits

(1) Joint and survivor: 100%, 75%, or 50%

(2) 5 or 10 years certain and continuous

(3) Lump Sum

APPENDIX 1
FORM OF
BUSINESS ASSOCIATE AGREEMENT
Health Insurance Portability and Accountability Act (HIPAA)
In conformity with the regulations at 45 C.F.R. §§ 160.103 and 164.501 (the “Privacy and Security Rules”) and for the consideration already existing between the parties, this Agreement is made between Business Associate and Covered Entity so that Business Associate will have the authority to, under the following conditions and provisions, create, receive and otherwise have access to certain Protected Health Information which Business Associate has created, received or otherwise have access to in conjunction with the insurance brokerage and/or benefits consulting services to be provided to Covered Entity.
1.	Definitions. The following terms, as used in this Agreement, shall have the meaning set forth below:
(a)	Agreement means this Business Associate Agreement.

(b)	C.F.R. means the Code of Federal Regulations.

(c)	Business Associate shall mean Dr Pepper Snapple Group, Inc.

(d)	Covered Entity shall mean Cadbury Adams Holdings LLC, on behalf of both itself and its group health plans, for which Business Associate performs services.

(e)	Designated Record Set has the meaning assigned to such term in 45 C.F.R. §164.501.

(f)	Electronic Protected Health Information, or ePHI shall have the same meaning as the term “electronic protected health care information”, defined at 45 C.F.R. §160.103. ePHI shall be a subset of PHI for all purposes herein.

(g)	Individual shall have the same meaning as the term “individual” in 45 C.F.R. §160.103 and shall include a person who qualifies as a personal representative in accordance with 45 C.F.R. §164.502(g).

(h)	Privacy Rules mean the standards for privacy of individually identifiable health information in 45 C.F.R. §§ 160 and 164, Subpart A and E.

(i)	Protected Health Information, or PHI shall have the same meaning as the term “Protected Health Information” defined at 45 C.F.R. §160.103, and limited to the information created or received by Business Associate from or on behalf of Covered Entity.

(j)	Secretary shall mean the Secretary of the U.S. Department of Health and Human Services or its designee.

(k)	Security Incident shall have the same meaning as such term is used in the Security Rules.

(l)	Security Rules mean the standards for security of electronic protected health information, established at 45 C.F.R. §164, Subpart C.
2.	Obligations and Activities of Business Associate
(a)	Business Associate agrees to not use or disclose PHI other than as permitted or required by this Agreement or as required by law.

(b)	Business Associate agrees to use appropriate safeguards to prevent use or disclosure of PHI other than as provided for by this Agreement.

(c)	Business Associate agrees to report to Covered Entity any use or disclosure of the PHI not provided for by this Agreement of which it becomes aware, and including the reporting of any Security Incident of which it becomes aware to Covered Entity.

(d)	Business Associate agrees to ensure that any agent, including a subcontractor, to whom it provides PHI received from, or created or received by Business Associate on behalf of Covered Entity agrees to the same restrictions and conditions that apply through this Agreement to Business Associate with respect to such information.

(e)	Business Associate agrees to provide access, at the request of and in the time and manner designated by Covered Entity, to PHI in a Designated Record Set, to Covered Entity so that the Covered Entity may meet the requirements under 45 C.F.R. §164.524.

(f)	Business Associate agrees to make any reasonable amendment(s) to PHI in a Designated Record Set that the Covered Entity directs or agrees to pursuant to 45 C.F.R. §164.526 at the request of Covered Entity.

(g)	Business Associate agrees to make internal practices, books and records, including policies and procedures about PHI, relating either directly or indirectly to the use and disclosure of PHI received from, or created or received by Business Associate on behalf of Covered Entity, available to the Secretary, in a time and manner designated by the Secretary, for purposes of the Secretary determining Covered Entity’s compliance with the Privacy and Security Rules.

(h)	Business Associate agrees to document such disclosures of PHI and information related to such disclosures as would be required for Covered Entity to respond to a request by an Individual for an accounting of disclosures of PHI in accordance with 45 C.F.R. §164.528.

(i)	Business Associate will implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of the ePHI that it creates, receives, maintains, or transmits on behalf of Covered Entity.
3.	Permitted Uses and Disclosures by Business Associate
(a)	General Use and Disclosure Except as otherwise limited in the Agreements, Business Associate may use or disclose PHI to perform its obligations as an insurance broker and/or benefits consultant to Covered Entity and/or Covered Entity’s plan sponsor, provided that such use or disclosure would not violate the Privacy and Security Rules if done by Covered Entity either jointly or individually.

(b)	Specific Use and Disclosure Provisions Except as otherwise limited in the Agreements, Business Associate may use and/or disclose PHI for the proper management and administration of Business Associate, provided that disclosures are permitted by the Privacy and Security Rules, or Business Associate obtains reasonable assurances from the person to whom the information is disclosed that the PHI will remain confidential and used or further disclosed only as required by law or for the purpose for which it was disclosed to the person, and the person notifies Business Associate of any instances of which it is aware in which the confidentiality of the information has been breached.
(i)	Except as otherwise limited in the Agreements, Business Associate may use PHI to provide data aggregation services to Covered Entity as permitted by 42 C.F.R. §164.504(e)(2)(i)(B).

(ii)	Business Associate may use PHI to report violations of law to appropriate Federal and State authorities, consistent with 42 C.F.R. §164.502(j)(1).
4.	Obligations of Covered Entity
(a)	Provisions for Covered Entity to Inform Business Associate of Privacy Practices
(i)	Covered Entity shall provide Business Associate with the notice of privacy practices that Covered Entity produces in accordance with 45 C.F.R. §164.520, as well as any changes to such notice.

(ii)	Covered Entity shall provide Business Associate with any changes in, or revocation of, permission by an Individual to use or disclose PHI, to the extent that such changes affect Business Associate’s uses or disclosures of PHI.

(iii)	Covered Entity shall notify Business Associate of any amendment or restriction to the use or disclosure of PHI that Covered Entity has agreed to in accordance with 45 C.F.R. §164.522.
(b)	Permissible Requests by Covered Entity. Covered Entity shall not request Business Associate to use or disclose PHI in any manner that would not be permissible under the Privacy and Security Rules if done by Covered Entity.
5.	Term and Termination
(a)	Term. The provisions of this Agreement shall take effect as of the date Business Associate receives or creates PHI from or on behalf of Covered Entity, and shall terminate as of the date Business Associate no longer provides insurance brokerage and/or benefits consulting services to Covered Entity and/or Covered Entity’s plan sponsor, subject to Section 5(c) herein.

(b)	Termination for Cause. Without limiting the termination rights of the parties pursuant to the Agreement, and subject to Section 5(c) below, upon Covered Entity’s knowledge of a material breach by Business Associate of the provisions of this Agreement, Covered Entity shall provide an opportunity for Business Associate to cure the breach (including amending or terminating sections of the Agreement) or end the violation and terminate the Agreement, if Business Associate does not cure the breach or end the violation within the time specified by Covered Entity.

(c)	Effect of Termination. Upon termination of this Agreement for any reason, Business Associate shall return or destroy all PHI that Business Associate or its agents or subcontractors still maintain in any form, and shall retain no copies of such PHI. If Business Associate reasonably determines that return or destruction is not feasible, however, Business Associate shall continue to extend the protections of this Agreement to such PHI, and limit further use of such PHI to those purposes that make the return or destruction of such PHI infeasible, pursuant to 45 C.F.R. §164.504(e)(ii)(2)(I).

6.	Miscellaneous
(a)	Regulatory References. A reference in this Agreement to a section in the Privacy and Security Rules means the section as in effect or as amended, and for which compliance is required.

(b)	Amendment. The parties acknowledge that state and federal laws relating to data security and privacy are rapidly evolving and that amendment of this Agreement may be required to provide for procedures to ensure compliance with such developments. The parties specifically agree to take such action as is necessary to implement the standards and requirements of the Privacy and Security Rules and other applicable laws relating to the security and confidentiality of individually identifiable health information. Upon the request of either party, the other party agrees to promptly enter into negotiations concerning the terms of an amendment to this Agreement in order to safeguard PHI consistent with the Privacy and Security Rules and other applicable laws relating to the security and confidentiality of such information.

(c)	Interpretation. Any ambiguity in this Agreement shall be resolved in favor of a meaning that permits Covered Entity to comply with the Privacy and Security Rules.

(d)	No third party beneficiary. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the parties and the respective successors or assigns of the parties, any rights, remedies, obligations, or liabilities whatsoever.

(e)	Governing Law. Except where governed by federal law or regulation, this Agreement shall be governed by and construed in accordance with the laws of the state of Texas.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and delivered by their duly authorized representatives, as of the Agreement’s Effective Date.

Cadbury Adams Holdings LLC	Dr Pepper Snapple Group, Inc.
on behalf of both itself corporately and its group health plans

By:	By:

Print Name:	Print Name:

Print Title:	Print Title:

Date:	Date:

APPENDIX 2
CANADIAN EMPLOYMENT MATTERS
ARTICLE 1
SCOPE AND DEFINITIONS
     Section 1.01 Scope. This Appendix shall apply only to the extent relevant in connection with the appropriate treatment of employee matters with respect to an Employee whose primary employer within the Cadbury Group or the DPSG Group is or was an entity domiciled in Canada (“Canadian Employee”). In respect of any employee matters applicable to a Canadian Employee not specifically dealt with in this Appendix 2, the terms of the Agreement shall apply mutatis mutandis to the extent applicable.
     Section 1.02 Definitions. Unless otherwise defined herein, each capitalized term shall have the meaning specified for such term as used in the Agreement.
     “Cadbury Canadian Benefit Plans” means Canadian Benefit Plans sponsored or maintained by Cadbury or a Cadbury Subsidiary.
     “Cadbury Canadian Plans” means Canadian Plans sponsored or maintained by Cadbury or a Cadbury Subsidiary.
     “Cadbury Canadian Savings Plans” means Canadian Savings Plans sponsored or maintained by Cadbury or a Cadbury Subsidiary.
     “Cadbury Designated Pension Plan” means the Cadbury Schweppes Canada Pension Plan for Designated Colleagues and the Cadbury Schweppes Canada Supplemental Pension Plan for Designated Colleagues.
     “Canadian Benefit Plan” means any contract, agreement, policy, practice, program, plan, or arrangement, other than a Canadian Pension Plan or Canadian Savings Plan, providing for benefits to any Canadian Employee, or to any family member, dependent or beneficiary of any such employee, in respect of, disability (long or short), health, dental, life, accidental death and dismemberment and travel and accident insurance.
     “Canadian Employee” has the meaning given in Section 1.01 of this Appendix 2.
     “Canadian Pension Plans” means any contract, agreement, policy, practice, program, plan or arrangement providing pension benefits to any Canadian Employee by way of a registered pension plan (as defined in the Income Tax Act (Canada).
     “Canadian Plans” means Canadian Savings Plans, Canadian Benefit Plans and Canadian Pension Plans.

     “Canadian Savings Plan” means any contract, agreement, policy, practice, program, plan or arrangement providing savings plan benefits to any Canadian Employee by way of a “registered retirement savings plan” (as defined in the Income Tax Act (Canada) or a non-registered savings plan, but excluding Canadian Pension Plans.
     “DPSG Canadian Plans” means Canadian Plans sponsored or maintained by DPSG or a DPSG Subsidiary.
     “Service Provider Agreements” has the meaning given in Section 4.01 of this Appendix 2.
ARTICLE 2
CANADIAN BENEFIT PLANS
     Section 2.01 Cessation of Participation under Canadian Benefit Plans.
     (a) Cadbury and DPSG shall take any and all action as shall be necessary or appropriate so that participation in Cadbury Canadian Benefit Plans by each DPSG Business Employee and Former DPSG Employee shall terminate in connection with the Distribution on or before the Distribution Date and DPSG and each DPSG Subsidiary shall cease to be a participating employer under the terms of such Cadbury Canadian Benefit Plans as of such date.
     (b) In connection with such cessation of participation in the Cadbury Canadian Benefit Plans, DPSG shall establish similar Canadian Benefit Plans for each affected DPSG Business Employee and Former DPSG Employee for coverage on and after the effective date of such cessation of participation in the Cadbury Canadian Benefit Plans.
     (c) DPSG shall assume and be responsible for all liabilities and obligations relating to Canadian Benefit Plan benefits for each DPSG Business Employee and Former DPSG Employee incurred prior to the date of transfer of such liabilities and obligations, and Cadbury shall assume and be responsible for liabilities and obligations relating to Canadian Benefit Plan benefits for Cadbury Business Employees and Former Cadbury Employees.
ARTICLE 3
CANADIAN SAVINGS PLANS
     Section 3.01 Cessation of Participation under Canadian Savings Plans.
     (a) Cadbury and DPSG shall take any and all action as shall be necessary or appropriate so that participation in Cadbury Canadian Savings Plans by each DPSG Business Employee and Former DPSG Employee shall terminate in connection with the Distribution on or before the Distribution Date and DPSG and each DPSG Subsidiary shall cease to be a participating employer under the terms of such Canadian Savings Plans as of such date.
     (b) In connection with such cessation of participation in the Cadbury Canadian Savings Plans, DPSG shall establish and adopt or shall designate a Canadian Savings Plans for each affected DPSG Business Employee that will provide benefits on and after the effective time of such cessation of participation in the Cadbury Canadian Savings Plans.

     (c) DPSG shall assume and be responsible for all liabilities and obligations relating to Canadian Savings Plan benefits for each DPSG Business Employee and Cadbury shall have all liability and obligations relating to Canadian Savings Plan benefits for Cadbury Business Employees.
ARTICLE 4
CANADIAN PENSION PLANS & SUPPLEMENTAL PENSION PLANS
     Section 4.01 Cessation of Participation.
     (a) Cadbury and DPSG shall take any and all action as shall be necessary or appropriate so that active participation in, and benefit accruals under, the Cadbury Designated Pension Plans by each DPSG Business Employee shall cease to be effective on or before the close of business on the Distribution Date and DPSG and each DPSG Subsidiary shall cease to be a participating employer under the terms of such Cadbury Designated Pension Plans as of such date.
     (b) In respect of each DPSG Business Employee participating in Cadbury Designated Pension Plans, as set forth in Schedule 4.01(b), DPSG or DPSG Subsidiary shall assume and be responsible for all liabilities and obligations relating to Canadian Pension Plan benefits to be provided to each DPSG Business Employee for service on and after the cessation of participation in the Cadbury Designated Pension Plans as provided in Section 4.01(a). Subject to applicable funding or balance sheet adjustments between DPSG and Cadbury on an IAS19 liability basis as of December 31, 2007, Cadbury or a Cadbury Subsidiary shall retain or assume and be responsible for all liabilities and obligations relating to all benefits accrued by, and which remains payable to, DPSG Business Employees or Former DPSG Employees, under the terms of the Cadbury Designated Pension Plans, without further benefit accrual or otherwise on after the cessation of participation in the Cadbury Designated Pension Plans as provided for above.
ARTICLE 5
THIRD PARTY SERVICE PROVIDER AGREEMENTS
          In connection with any agreements entered into by Cadbury or a Cadbury Subsidiary with third party service providers for the provision of services to be performed in connection with the administration of the Canadian Plans (“Service Provider Agreements”),
(a) where such Service Provider Agreements relate solely to the provision of services in connection with DPSG Canadian Plans, then the Parties will use reasonable commercial efforts to have such agreements assigned to DPSG or a DPSG Subsidiary on or before the Distribution Date or DPSG shall enter into new agreements in connection with the services so performed in connection with the DPSG Canadian Plans effective on or before the Distribution Date, and DPSG will be liable for all obligation and liabilities in connection with such Service Provider Agreements.
(b) where such Service Provider Agreements relate to the provision of services with respect to both Cadbury Canadian Plans and DPSG Canadian Plans then DPSG shall, effective on or before the Distribution Date, enter into new agreements in connection with the services so performed in connection with the DPSG Canadian Plans and thereafter any such existing Service Provider Agreements shall apply only to Cadbury Canadian Plans.

Schedule 4.01(b)
DPSG Business Employees Participating in Cadbury Designated Pension Plans
          For purposes of this Appendix 2, Andrew Bayfield, Wayne Delfino and Ron Segal are participants in the Cadbury Designated Pension Plans.